 Exhibit 21

Subsidiaries of the Registrant

Name of Subsidiary	State of Organization
Autosport USA, Inc.	Delaware
NextGen Pro, LLC	Delaware
RMBL Express, LLC	Delaware
RMBL Missouri, LLC	Delaware
RumbleOn Dealers, Inc.	Delaware
RMBL Texas, LLC	Delaware
RumbleOn Finance, LLC	Nevada
RumbleOn Tennessee, LLC	Delaware
Wholesale Express, LLC	Tennessee
Wholesale, Inc.	Tennessee
RO Merger Sub I, Inc. (1)	Arizona
RO Merger Sub II, Inc. (1)	Arizona
RO Merger Sub III, Inc. (1)	Arizona
RO Merger Sub IV, Inc. (1)	Arizona
RO Merger Sub V, Inc. (1)	Delaware

(1) Incorporated in March 2021